                                     EXHIBIT 11.1

                                  PEGASUS GOLD INC.
                          COMPUTATION OF EARNINGS PER SHARE
                       (In Thousands, except for share amounts)


                                                                    1996          1995            1994
                                                                    ----          ----            ----
PRIMARY:
Earnings:
 Net loss applicable to primary earnings calculation........      ($21,603)       ($2,953)      ($58,735)
                                                                ==========     ==========     ==========

Weighted-average number of shares outstanding:
  Common shares and equivalents.............................        40,567         34,702         34,592
  Additional shares outstanding assuming exercise of stock
  options reduced by the number of shares which could
  have been purchased with the proceeds from the
  exercise of such options..................................           190            115            110
                                                                ----------     ----------     ----------

Weighted-average number of shares outstanding, as
adjusted....................................................        40,757         34,817         34,702
                                                                ==========     ==========     ==========

Net loss per share - primary................................        ($0.53)        ($0.08)        ($1.69)
                                                                ==========     ==========     ==========

FULLY DILUTED:
Earnings:
  Net loss applicable to primary earnings per share
  calculation...............................................      ($21,603)       ($2,953)      ($58,735)
                                                                ----------     ----------     ----------

Add:
  Interest relating to 6.25% convertible subordinated notes,
  net of amount capitalized.................................           241          2,686            ---
  Amortization of issuance costs relating to 6.25%
  convertible subordinated notes, net of amounts
  capitalized...............................................           ---            362            ---
                                                                ----------     ----------     ----------

Net income (loss) applicable to fully diluted earnings per
share calculation...........................................      ($21,362)           $95       ($58,735)
                                                                ==========     ==========     ==========

Weighted-average number of shares outstanding:
 Common shares and equivalents..............................        40,567         34,702         34,592
 Additional shares outstanding assuming exercise of stock
 options reduced by the number of shares which could
 have been purchased with the proceeds......................           194            269            109
 Additional average shares outstanding assuming
 conversion of 6.25% convertible subordinated notes.........         7,709          5,782            ---
                                                                ----------     ----------     ----------

Weighted-average number of shares outstanding, as
adjusted....................................................        48,470         40,753         34,701
                                                                ==========     ==========     ==========

Net income (loss) per share - fully diluted (a).............        ($0.44)         $0.00         ($1.70)
                                                                ==========     ==========     ==========

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    (a)  This calculation is submitted in accordance with Regulation S-K item
601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.